Exhibit 99.1

                              Priceline.com Reports
                      Second Quarter 1999 Financial Results

 . . . Revenues increase to $111.6 million, a 126% increase over previous quarter . . . Gross profit increases to $10.5 million, a 96% increase over previous quarter
 . . . Continental Airlines joins priceline.com's leisure airline ticket service . . . Over 2,000,000 unique customers use priceline.com's travel, home finance and automotive services in Company's first 15 months of operation

      STAMFORD, Conn., July 19, 1999 . . . Priceline.com (Nasdaq: PCLN), the patented Internet pricing system that enables consumers to save money by naming their own price for a variety of travel, automotive and home finance products, today reported revenue of $111.6 million for the second quarter ended June 30, 1999, a 126% increase over revenue of $49.4 million for the first quarter ended March 31, 1999, and a 1,489% increase over revenue of $7.0 million for the same period in 1998.

Gross profit for the second quarter of 1999 was $10.5 million, a 96% increase over a gross profit of $5.4 million for first quarter 1999. In the second quarter of 1998, the Company had a gross loss of $0.9 million.

Operating loss for the second quarter of 1999 was $16.2 million, compared to an operating loss of $17.6 million for the first quarter of 1999. Net loss for the second quarter of 1999 was $14.3 million, or $.10 per common share outstanding, a 17% improvement from the net loss of $17.2 million for the first quarter of 1999. Excluding in both periods the effect of non-cash supplier warrant charges, the net loss for the second quarter of 1999 was $13.9 million, compared to a net loss of $16.8 million for the first quarter of 1999.

                               Quarter Ended         Quarter Ended
                               June 30, 1999         March 31, 1999
                               -------------         --------------

Revenues                     $111.6   million       $49.4   million

Gross Profit                  $10.5   million        $5.4   million

Operating Loss               $(16.2)  million      $(17.6)  million

Net Loss                     $(14.3)  million      $(17.2)  million

                                     (more)

"This dramatic growth in the business further substantiates the appeal of the priceline.com concept among consumers and brand-name companies across a number of industries," said priceline.com Chairman and CEO Richard S. Braddock. "By giving consumers the ability to leverage their brand flexibility for savings, and giving businesses a new way to move inventory without disrupting retail sales channels, priceline.com offers a powerful new form of commerce that works."

Customer and Business Developments

In total, priceline.com collected approximately 1,030,000 guaranteed offers for its various products and services in the second quarter, excluding offers resubmitted for the same purchase. Approximately 852,000 new customers used priceline.com during the second quarter of 1999 based upon the number of unique credit card accounts submitted during the period. This represented a 60% increase over the 531,000 unique credit card submissions during the first quarter of 1999. In all, more than 2,000,000 unique customers have used one or more of priceline.com's travel, financial or automotive services in the Company's first 15 months of operation, based on the number of unique credit card accounts submitted during the period.

During the second quarter, the Company continued to add depth and experience to its management team. Daniel H. Schulman, formerly President of AT&T's $22 billion Consumer Markets Division, agreed to join the Company as its President and Chief Operating Officer. Maryann Keller, widely recognized as one of the country's premier automotive analysts and author of several books on the industry, agreed to join the Company as President of its automotive services unit.

Priceline.com experienced growth across all product offerings during the second quarter. Travel services sold approximately 440,000 leisure airline tickets during the second quarter, a 137% increase over the 186,000 leisure airline tickets sold in the previous quarter, and a 1,366% increase over the 30,000 leisure airline tickets sold in the same quarter 1998. Priceline's hotel service is now selling more than 10,000 room nights a week, roughly doubling its sales volumes from the previous quarter.

The Company made a major addition to its leisure airline ticket service by announcing today that Continental Airlines (NYSE:CALa) has agreed to join the priceline.com service. With the addition of Continental, the Company expects its domestic seat inventory to increase by more than 20%. Almost half of all the empty seats flown by major U.S. carriers now will be available to priceline.com customers on a name-your-price basis. The majority of the U.S.'s major full-service airlines now participate in the program.

                                     (more)

"The addition of Continental Airlines plays a strategic role in helping priceline.com leverage our rapidly growing market for name-your-price leisure airline tickets," said priceline.com Chairman and CEO Richard S. Braddock. "Just six months ago, priceline.com was selling an average of 5,000 to 7,000 tickets a week. Today, we sell six times that amount, or approximately 40,000 tickets a week. At peak times, we receive a ticket request every second. Demand continues to increase strongly and we believe even a more significant portion of reasonable ticket requests can be satisfied with more inventory. Continental will enable us to add seats to existing routes, expand to offer new routes, and fill more of our growing ticket demand."

As has been the case with all other major domestic airlines participating in the priceline.com service, the Company has issued warrants to Continental to purchase priceline.com stock at a future date at a purchase price equal to priceline.com's closing stock price on July 16th. Continental will receive 1 million warrants representing 0.5% of priceline.com's fully diluted shares. As required by GAAP accounting regulations, priceline.com will record a one-time, non-cash charge of approximately $90 million in the third quarter 1999 to reflect the accounting cost of Continental's warrants.

About priceline.com

Priceline.com is the patented Internet pricing system that enables consumers to achieve significant savings by using their personal brand flexibility as a way to get goods and services at well below publicly advertised prices. Priceline.com takes consumers' price requests and then presents them to participating sellers, who can fill as much of that guaranteed demand as they wish at price points determined by the buyers.

Priceline.com's "virtual" business model allows for rapid scaling using the Internet. Because the Company electronically collects consumer demand, it can fill this demand directly with sellers or by using proprietary databases. Priceline.com does not maintain or warehouse inventories in any of its product lines.

Priceline.com is currently selling multiple services to its customers across three distinct product categories: a travel service that offers leisure airline tickets and hotel rooms, a personal finance service that offers home mortgages, refinancing and home equity loans, and an automotive service that offers new cars on a test basis in the New York metro area.

                                       ###

For investor relations information, contact:
Raya Papp  203-705-3048 (investorrelations@priceline.com)

For press information, contact:
Brian Ek  203-705-3026 (brian.ek@priceline.com)
Mike Darcy  203-705-3331 (mike.darcy@priceline.com)

This press release may contain forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, "may," "will," "believes," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential," and "forecast," reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                           priceline.com Incorporated
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended                 Six Months Ended
                                                   ------------------                 ----------------
                                                June 30,         June 30,         June 30,         June 30,
                                                 1998             1999             1998             1999
                                             -------------    -------------    -------------    -------------
Revenues                                     $   7,021,639    $ 111,563,849    $   7,021,639    $ 160,974,391
Cost of Revenues:
     Product costs                               7,942,840      100,664,343        7,942,840      144,323,527
     Supplier warrant costs                             --          380,759               --          761,518
                                             -------------    -------------    -------------    -------------
Total cost of revenues                           7,942,840      101,045,102        7,942,840      145,085,045

                  Gross profit                    (921,201)      10,518,747         (921,201)      15,889,346
                                             -------------    -------------    -------------    -------------
Expenses:
     Sales and marketing                         6,635,069       17,732,941        7,764,477       34,871,086
     General and administrative                  3,101,635        5,503,254        4,798,876        9,169,878
     Systems and business development            3,442,161        3,468,512        5,368,214        5,652,423
                                             -------------    -------------    -------------    -------------

          Total expenses                        13,178,865       26,704,707       17,931,567       49,693,387
                                             -------------    -------------    -------------    -------------

Operating loss                                 (14,100,066)     (16,185,960)     (18,852,768)     (33,804,041)

Interest income, net                               112,690        1,929,332          162,331        2,387,104
                                             -------------    -------------    -------------    -------------

 Net loss                                      (13,987,376)     (14,256,628)     (18,690,437)     (31,416,937)
                                             -------------    -------------    -------------    -------------
Accretion on preferred stock                                                                       (8,353,973)
                                                                                                -------------

Net loss applicable to common shareholders   $ (13,987,376)   $ (14,256,628)   $ (18,690,437)   $ (39,770,910)
                                             =============    =============    =============    =============

Basic and diluted loss per common share      $       (0.17)   $       (0.10)   $       (0.27)   $       (0.29)
                                             =============    =============    =============    =============

Weighted average common shares outstanding      81,297,098      142,320,427       69,738,365      137,436,399

                           Priceline.com Incorporated
                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                              December 31,       June 30,
ASSETS                                                            1998             1999
                                                             -------------    -------------
CURRENT ASSETS:
     Cash and cash equivalents                               $  53,593,026    $ 142,803,134
     Short term investments                                                       9,307,474
     Accounts receivable, net of allowance for
    uncollectible
         accounts of  $290,823 and $1,173,243 at
         December 31, 1998 and June 30, 1999, respectively       4,176,980       22,683,987

     Related party receivable                                           --        1,383,592

     Prepaid expenses and other current assets                   2,433,542        7,338,897
                                                             -------------    -------------

          Total current assets                                  60,203,548      183,517,084

PROPERTY AND EQUIPMENT - net                                     5,926,877       15,311,214

OTHER ASSETS                                                       442,060        5,966,594
                                                             -------------    -------------

     TOTAL ASSETS                                            $  66,572,485    $ 204,794,892
                                                             =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                        $   5,268,430    $  26,933,608
     Related party payable                                          32,447               --
     Accrued expenses                                            4,258,641        6,403,716
     Other current liabilities                                     722,030          136,109
                                                             -------------    -------------
          Total current liabilities                             10,281,548       33,473,433

LONG-TERM DEBT - net                                               989,018               --

CAPITAL LEASE OBLIGATIONS                                           26,074           12,248
                                                             -------------    -------------
          Total liabilities                                     11,296,640       33,485,681
                                                             -------------    -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock                                               311,262               --
     Common stock                                                  745,802        1,138,564
     Additional paid-in capital                                171,158,186      326,880,953
     Accumulated deficit                                      (116,939,405)    (156,710,306)
                                                             -------------    -------------
          Total stockholders' equity                            55,275,845      171,309,211
                                                             -------------    -------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $  66,572,485    $ 204,794,892
                                                             =============    =============